CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our opinion in the Registration Statement filed in the Pre-Effective Amendment No. 3 to Form N-2 by Beacon Pointe Multi-Alternative Fund of our report dated April 23, 2024 relating to our audit of the Financial Statements of Beacon Pointe Multi-Alternative Fund, as of and for the period ended April 11, 2024, and to the references to our Firm in the Pre-Effective Amendment No. 3 to Form N-2.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 27, 2024

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529